CURO Announces Issac Vaughn Joining Board of Directors

January 31, 2022

WICHITA, Kansas - CURO Group Holdings Corp. (NYSE: CURO) (“CURO”), a tech-enabled, omni-channel consumer finance company serving non-prime and prime consumers in the U.S. and Canada, today announced that its Board of Directors has appointed Issac Vaughn, Chief Operating Officer at Zenefits, to the Company's Board of Directors effective January 27, 2022. Mr. Vaughn will also serve as a member of the Nominating and Corporate Governance Committee of the Board of Directors.

“With Issac joining the board, we gain significant leadership and management expertise," said Don Gayhardt, CURO’s Chief Executive Officer. "He comes with a distinguished professional career in operations, corporate development, venture capital and law. We are looking forward to Issac’s wealth of knowledge and guidance as we continue to execute on our long-term growth strategy.”

Mr. Vaughn is the Chief Operating Officer of Zenefits, a cloud-based HR, benefits and payroll platform for small and mid-sized businesses, a position he has held since 2020. Mr. Vaughn joined Zenefits in 2018, serving as SVP, Business Operations. Prior to joining Zenefits, Mr. Vaughn was SVP, Corporate Development and General Counsel at Ooyala, a video content workflow management system company, from 2012 to 2016 and served as Interim Chief Executive Officer from 2016 until 2017. Mr. Vaughn was a founder of Bennu Ventures Management, LLC, a stage agnostic venture capital firm, and served as partner from 2011 to 2016. From 2007 to 2012, Mr. Vaughn was a managing director at SC Investments Consulting, LLC, a boutique angel investment and consulting company. Mr. Vaughn started his career as a corporate attorney, ultimately joining Wilson Sonsini Goodrich & Rosati, where he became a partner. Mr. Vaughn is a director of Rocket Lawyer, an online platform that helps consumers create legal documents and connects them with a network of independent attorneys. Mr. Vaughn received his J.D. from the University of Michigan and holds a B.S. in Economics from Santa Clara University.

“I am incredibly excited to join the CURO family as the company pursues significant growth opportunities as it broadens its reach to provide longer term, higher balance and lower interest credit products to a wider array of consumers,” said Mr. Vaughn. “During these past few months of getting to know Don and the rest of the Board and senior management team, I have developed a great level of respect for the organization and all the individuals that have made it a success.”

CURO also announced today that Doug Rippel, co-founder and Executive Chairman of the Company, will be retiring from the Company’s Board of Directors immediately after the Company’s annual meeting of shareholders to be held in 2022. In connection with this announcement, Chris Masto, the Company’s current Lead Independent Director, has been appointed as Chairman effective immediately.

About CURO:

CURO Group Holdings Corp. (NYSE: CURO) is a full-spectrum consumer credit provider across the U.S. and Canada. The Company was founded in 1997 by three childhood friends in Kansas to meet the growing consumer need for short-term loans. Today, CURO operates a robust, omni-channel platform providing comprehensive credit solutions to help customers achieve their financial goals. CURO’s decades of experience with alternative data power the underwriting and scoring engine, mitigating risk across the full spectrum of credit products. CURO operates under a number of brands including Speedy Cash®, Rapid Cash®, Cash Money®, LendDirect®, Flexiti®, Avío Credit®, Opt+®, Revolve Finance®, Heights Finance, Southern Finance, Covington Credit, Quick Credit and First Phase. Our diversified product channels allows us to meet the changing needs and preferences of our customers.

Investor Relations:
Roger Dean
Executive Vice President and Chief Financial Officer
Phone: 844-200-0342
Email: IR@curo.com

Or

Financial Profiles, Inc.
Curo@finprofiles.com

(CURO-NWS)